Exhibit 10.1

Annual Directors’ Compensation Summary (Non-Employee Directors)

Annual Cash Retainer	$130,000 per year through June 30, 2015; $145,000 per year effective July 1, 2015
Annual Equity Retainer	$130,000 for 2015, $145,000 effective January 1, 2016, payable under the Lockheed Martin Corporation 2009 Directors Equity Plan
Audit Committee Chairman Fees	$25,000
Management Development and Compensation Committee Chairman Fees	$20,000
Other Committee Chairman Fees	$15,000
Lead Director Fees	$25,000
Deferred Compensation Plan	Deferral plan for cash retainer
Stock Ownership Guidelines	Ownership in common stock or stock units with a value equivalent to five times the annual cash retainer within five years of joining the Board
Travel Accident Insurance	$1,000,000
Director Education	Reimbursed for costs and expenses